Exhibit (a)(1)(B)

FORM OF EMAIL ANNOUNCEMENT OF OFFER TO EXCHANGE
(From Michael Smerklo)

Date: December 21, 2012

To: [Eligible Employees]

I am excited to announce that ServiceSource is officially launching a stock option exchange program today (December 21, 2012). The exchange program will allow holders of underwater stock options in the United States, Ireland and England to exchange those options for a smaller number of new options at the current market price.

The exchange program is designed to ensure that our stock option awards continue to provide a meaningful financial incentive for our employees, particularly when our stock is trading at such a low price relative to historical levels. It will also allow the Company to retire a significant number of out-of-the-money options and reduce shareholder dilution.

We issued the currently outstanding options to attract and retain the best available talent and to provide long-term incentives to our employees. However, some of our outstanding options now have exercise prices that are significantly higher than the current market price for our stock. By making this offer, we are providing you the opportunity to own new options that over time may have a greater value than the underwater options you now hold.

The exchange program will be available to all employees in the United States, Ireland and England who hold stock options with a grant price greater than $5.75. We have not included our centers in Asia because there are very few underwater options in those locations, and it is more practical to address those on a case-by-case basis rather than incurring the cost of conducting exchange programs in those countries.

Beginning today, we will commence what is called a "Tender Offer." The Tender Offer period will last until January 22, 2013. During this Tender Offer period, you may elect to exchange your out-of-the money options for new stock options. The grant price of the new options will be the closing price of our stock on January 22nd.

The number of new options you will receive will vary depending on the grant price of the options you are exchanging. The exchange ratios are described in more detail in the employee FAQ's in the Tender Offer document we have filed with the Securities and Exchange Commission. There also will be a one-year blackout period before the new options can be exercised, as outlined in the FAQ's. I encourage you to read the FAQ's carefully and to ask any other questions you may have about the option exchange program. Below are some additional details about the program and how to participate.

Whether you decide to participate or not, I am happy to make this exchange program available to all of you and appreciate your tremendous contributions to ServiceSource.

I wish each of you a healthy and happy Holiday Season.

Sincerely,

Mike Smerklo

ADDITIONAL PROGRAM DETAILS

AVAILABLE INFORMATION

Personalized information regarding your eligible options is available at the Stock & Option Solutions, Inc. ("SOS") website at https://servicesource.equitybenefits.com. The SOS website also contains detailed information regarding the Tender Offer and election forms to participate in the Tender Offer (referred to below as the "Election Forms"). In addition, the SOS website contains a copy of the official Schedule TO, which is the document filed with the U.S. Securities and Exchange Commission that contains all of the relevant information related to the Tender Offer.

To access the SOS website at https://servicesource.equitybenefits.com, please use the user name and password that will be emailed to you shortly from Khue Nguyen.

All the documents necessary to make your election are available on the SOS website. In addition, for your convenience, attached to the email from Khue Nguyen will be the following key documents related to the Tender Offer:

  the Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange");
  an Election Form and related instructions; and
  a Withdrawal Form and related instructions.

In addition, the following personalized information is also available via the exchange program website:

  Your Eligible Options;
  The grant date of your Eligible Options;
  The number of shares subject to your Eligible Options; and
  The exercise price of your Eligible Options.

Please read and carefully consider all of this information. If you are not able to access the SOS website, additional copies of the offering materials, Election Forms and other relevant documents are available from our stock administrator, Khue Nguyen, at knguyen@servicesource.com.

For general questions concerning this Tender Offer, please contact Khue Nguyen at knguyen@servicesource.com or at (415) 901-7709.

NEXT STEPS

If you choose to participate in the Tender Offer, you will need to deliver a completed election via the SOS website, email or by facsimile before 9:00 p.m., Pacific Time, on January 22, 2013 (unless the Tender Offer is extended), to:

SOS website: https://servicesource.equitybenefits.com
Email: knguyen@servicesource.com
Fax: (415) 962-3246

If ServiceSource has not received your properly executed election before the Tender Offer expires, you will have rejected this Tender Offer and you will keep your current stock options. A copy of the Election Form and Withdrawal Form are included in the Tender Offer documents attached to the email from Khue Nguyen.

If you change your mind about accepting the terms of the Tender Offer with respect to any or all of your eligible options after you have submitted an Election Form, you should submit a Withdrawal Form that is included in the Tender Offer documents. We must receive your properly completed and submitted Withdrawal Form by the expiration date of the Tender Offer, which is currently expected to be 9:00 p.m., Pacific Time, on January 22, 2013.

Participation in the Tender Offer is completely voluntary. Participating in the Tender Offer involves risks that are discussed in the Offer to Exchange. We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Tender Offer.

KEY DATES TO REMEMBER

December 21, 2012	- The commencement date of the Tender Offer.
January 8, 2013 and January 10, 2013

- Informational sessions for Eligible Employees in Eligible Countries to discuss the details of the Tender Offer and the process for participation. Each session will be conducted by conference call from 8:30-9:30 a.m. Pacific Time.

January 22, 2013 (unless Tender Offer is extended):	- The Tender Offer expires at 9:00 p.m., Pacific Time.
- The Eligible Options that have been tendered and accepted for exchange will be cancelled and the new options will be granted.

Exhibit (a)(1)(B)

From: Khue Nguyen

To: ServiceSource Eligible Employees

Subject: ServiceSource Offer to Exchange Eligible Options

Date: December 21, 2012

CONFIDENTIAL

As announced by Michael Smerklo, ServiceSource is offering you a one-time opportunity to voluntarily exchange certain Eligible Options for a lesser number of New Options, subject to a 1-year blackout period (referred to as the "Offer"). Copies of the documents describing the Offer are attached and are also available through the link to the Offer website provided below or by contacting Khue Nguyen at knguyen@servicesource.com or (415) 901-7709.

If you choose to participate in the Offer, you will need to deliver a completed election via the SOS website, email or by facsimile by 9:00 p.m., Pacific Time, on January 22, 2013 (unless the Offer is extended), to:

SOS website: Email: Fax:	https://servicesource.equitybenefits.com knguyen@servicesource.com (415) 962-3246

If you choose not to participate, you do not need to take any action and you will keep your outstanding Eligible Options with their current terms and conditions.

To help you decide whether to participate in the Offer, please review the Offer documents attached to this email and also available via the Offer website or by contacting Khue Nguyen at knguyen@servicesource.com or (415) 901-7709. For security purposes, a Login ID and password have been assigned to you. To log on to the Offer website, you must enter your Login ID and the password to view your current Eligible Options and make your election choices.

Website address: Your Login ID: Password: [XXXXXXXXX]	https://servicesource.equitybenefits.com [XXX@XXX.com] [XXXXXXXXX]

If you have any questions regarding the Offer details or how to participate, please contact Khue Nguyen at knguyen@servicesource.com or (415) 901-7709.